As filed with the Securities and Exchange Commission on August 4, 2026

Registration No. 333-234607

Registration No. 333-271837

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1 to:

Form S-8 Registration Statement No. 333-234607

Form S-8 Registration Statement No. 333-271837

UNDER

THE SECURITIES ACT OF 1933

GALERA THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	46-1454898
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

101 Lindenwood Drive, Suite 225

Malvern, PA 19355

(Address of Principal Executive Offices) (Zip Code)

GALERA THERAPEUTICS, INC. EQUITY INCENTIVE PLAN, AS AMENDED

GALERA THERAPEUTICS, INC. 2019 INCENTIVE AWARD PLAN

GALERA THERAPEUTICS, INC. 2019 EMPLOYEE STOCK PURCHASE PLAN

GALERA THERAPEUTICS, INC. 2023 EMPLOYMENT INDUCEMENT AWARD PLAN

(Full titles of the plans)

Madan Jagasia, M.D., M.S.

Chief Executive Officer

Galera Therapeutics, Inc.

101 Lindenwood Drive, Suite 225

Malvern, PA 19355

(610) 725-1500

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

William D. Collins, Esq.

Gabriela Morales-Rivera, Esq.

Tevia K. Pollard, Esq.

Pia Kaur, Esq.

Goodwin Procter LLP

100 Northern Avenue

Boston, MA 02210

(617) 570-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

These post-effective amendments (the “Post-Effective Amendments”), filed by Galera Therapeutics, Inc., a Delaware corporation (the “Company”), remove from registration as of the date hereof all shares of common stock, par value $0.001 per share, of the Company (the “Common Stock”) previously registered under the following Registration Statements on Form S-8 filed by the Company (the “Registration Statements”) with the U.S. Securities and Exchange Commission (the “SEC”) pertaining to the registration of shares of Common Stock.

•

Registration No. 333-234607, which was previously filed with the SEC on November 8, 2019, registering 8,945,997 shares of Common Stock under the Galera Therapeutics, Inc. Equity Incentive Plan, as amended, Galera Therapeutics, Inc. 2019 Incentive Award Plan and Galera Therapeutics, Inc. 2019 Employee Stock Purchase Plan; and

•

Registration No. 333-271837, which was previously filed with the SEC on May 11, 2023, registering 1,500,000 shares of Common Stock under the Galera Therapeutics, Inc. 2023 Employment Inducement Award Plan.

On April 14, 2026, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”), by and among the Company, Obsidian Therapeutics, Inc., a Delaware corporation (“Obsidian”), Gazelle Parent, Inc., a Delaware corporation (“Parent”), Onyx MergerSub, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Parent (“Obsidian Merger Sub”), and Gazelle Merger Subsidiary, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Parent (“Galera Merger Sub”).

Pursuant to the Merger Agreement, and upon the terms and subject to the satisfaction of the conditions described therein, the Company merged with and into alera Merger Sub, with the Company surviving as a wholly owned subsidiary of Parent (the “Galera Merger”), and Obsidian merged with and into Obsidian Merger Sub, with Obsidian surviving as a wholly owned subsidiary of Parent (the “Obsidian Merger” and, together with the Galera Merger, the “Mergers”). The Mergers became effective on August 3, 2026, pursuant to certificates of merger filed with the Secretary of State of the State of Delaware.

As a result of the Mergers, the Company has terminated all offerings of the Company’s securities registered pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statements. The Company, by filing these Post-Effective Amendments, hereby terminates the effectiveness of the Registration Statements and removes from registration any and all plan interests and any and all securities registered for issuance under the Registration Statements that remain unsold as of the date hereof. This filing is made in accordance with an undertaking made by the Company in each of the Registration Statements to remove from registration by means of a post-effective amendment any securities that had been registered for issuance that remain unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Malvern, State of Pennsylvania, on this August 4, 2026.

GALERA THERAPEUTICS, INC.

By:	/s/ Madan Jagasia, M.D., M.S.
	Name:	Madan Jagasia, M.D., M.S.
	Title:	Chief Executive Officer

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933, as amended.